GMO Trust
FYE 2/28/09
Annual Expense Ratios

Fund Name	Class 3	Class 4	Class 5	Class 6

Alpha Only		0.61%
Alternative Asset Opportunity Fund	0.60%
Core Plus Bond Fund		0.37%
Domestic Bond Fund				0.16%
Emerging Countries Fund	1.16%
Emerging Country Debt Fund		0.77%
Emerging Markets Fund				1.00%
Flexible Equities Fund				0.61%
Inflation Indexed Plus Bond Fund				0.33%
International Bond Fund	0.42%
International Core Equity Fund				0.44%
International Growth Equity Fund		0.60%
International Intrinsic Value Fund		0.61%
International Small Companies Fund	0.75%
Short-Duration Investment Fund	0.20%
Special Situations Fund				0.43%
Strategic Fixed Income Fund				0.32%
U.S. Core Equity Fund				0.41%
U.S. Growth Fund	0.46%
U.S. Quality Equity Fund				0.44%
U.S. Small/Mid Cap Growth Fund	0.46%
U.S. Small/Mid Cap Value Fund	0.46%
World Opportunity Overlay Fund	0.00%